Exhibit 99.1

TheStreet, Inc. Announces Leadership Changes

Larry Kramer Named as Interim Chief Executive Officer
Elisabeth DeMarse Resigns as President and Chief Executive Officer

NEW YORK, Feb. 23, 2016 /PRNewswire/ — TheStreet, Inc. (NASDAQ: TST), a leading digital financial media company, announced today that its Board of Directors had appointed Chairman Lawrence "Larry" S. Kramer as interim President and Chief Executive Officer.  This appointment follows the resignation of Elisabeth DeMarse as the Company's President and Chief Executive Officer and member of the Board of Directors.  All changes are effective immediately. The Company has engaged a leading executive search firm to assist in identifying a full-time replacement.

"Under Elisabeth's leadership over the past four years, TheStreet re-established itself as a leading independent digital financial media company.  Many of the initiatives she led, including the acquisitions of TheDeal and BoardEx, have enabled TheStreet to diversify into a broader business-to-business financial services company and not just a markets news service.  The Board thanks Elisabeth for her dedicated service to TheStreet," said Jim Cramer, Founder and member of the Board of Directors.

"As we look ahead to 2016, we remain focused on growing both our consumer and business-to-business divisions," said Larry Kramer, Chairman of the Board. "We plan to continue to invest in new initiatives to make TheStreet a profitable media growth company with multiple revenue streams.  We will talk more about that during our conference call following the release of our earnings on March 7, 2016.  To help support these initiatives, we will begin our search immediately to identify a full-time replacement who has a strong background in digital media and financial information services and a track record of generating superior results."

Mr. Kramer, a Director of TheStreet since October 2015 and Chairman since December 2015, has decades of leadership experience as the founder, executive and board member of public and private media companies. Mr. Kramer has been a leader in digital financial media since the start of the industry, having founded and led CBS MarketWatch. Most recently, Mr. Kramer was the President and Publisher of USA Today where he transformed an iconic newspaper from a largely print publication to a leading digital news platform. Mr. Kramer currently serves on the boards of directors of Gannet Co., Inc., a media company, and MDC Partners Inc., a marketing and communications network.

About TheStreet

TheStreet, Inc. (www.t.st) is a leading independent digital financial media company providing business and financial news, investing ideas and analysis to personal and institutional investors worldwide.  The Company's portfolio of business and personal finance brands includes: TheStreet, RealMoney, Action Alerts PLUS and MainStreet. To learn more, visit www.thestreet.com.  The Deal, the Company's institutional business, provides intraday coverage of mergers and acquisitions and all other changes in corporate control, and through its BoardEx product, director and officer profiles.

To learn more, visit www.thedeal.com and www.boardex.com. RateWatch, the Company's business unit, provides rate and fee data from banks and credit unions across the U.S. for a wide variety of banking products. To learn more, visit www.rate-watch.com.

Contacts: Eric Lundberg, Chief Financial Officer, TheStreet, Inc., ir at thestreet.com, or John Evans, Investor Relations, PIR Communications, ir at thestreet.com